EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of the 13th day of May, 1991, by and between Eco-Soil Systems, Inc., a Nebraska corporation (the "Corporation"), and Jeffrey
A. Johnson, of San Diego County, California, (hereinafter called "Employee"),

                              W I T N E S S E T H:

         WHEREAS, the Corporation desires to employ the Employee as its Chief Operations Officer and President in accordance with the following terms, conditions and provisions; and

         WHEREAS, the Employee desires to perform such services for the Corporation, all in accordance with the following terms, conditions and provisions;

         WHEREAS, Employee has purchased 91,600 shares of the Corporation's stock;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

         Section 1. Employment and Duties. The Corporation hereby employs Employee, and Employee hereby accepts employment as the Corporation's President and Chief Operations Officer ("COO") to perform the duties of managing the Corporation, subject always to the control and direction of the Board of Directors of the Corporation (the "Board of Directors"). Employee shall devote his full time and best efforts to the performance of services hereunder and to the advancement of the Corporation's business and affairs.

         1.1 Employee will be responsible for the day to day operations of the firm and will have direct control of the Company's finance, accounting, administration, operations, systems and contract pricing department. Employee will in addition assist the Chief Executive Officer in the Company's sales, marketing and business development efforts. Employee will also play a key role in any capital raising activities undertaken by the Company.

         1.2 Employee shall also perform such other duties, including administrative duties, in connection with the Corporation's business as shall from time to time be assigned to him by the Chief Executive Officer and the Corporation's Board of Directors.

         Section 2. Compensation. Employee shall receive as compensation for the full and faithful performance of his obligations hereunder, including the performance of services as an officer, director or member of any committee of the Board of Directors, a salary, the amount of which shall be determined from time to time by the Board of Directors, but the Employee's annual salary shall not be less than $75,000 paid in equal installments twice (2) per month. In addition to such salary, the Corporation, in the sole discretion of its Board of Directors, may pay to the Employee bonus compensation. In addition, Employee will be paid an automobile allowance of $300/month.

         Section 3. Term. This Agreement shall commence and become effective on March 1, 1991, and, unless sooner terminated as provided in Section 12, shall end on December 31, 1998. The first year of employment under the term hereof shall end on February 28, 1992, and each subsequent year of employment under the term hereof shall commence on March 1 and end on the following February 28 within said term.

         Employee agrees that until the Company receives the proceeds from the sale of additional shares of common stock or other securities, that payments of his salary and other benefits will be deferred. Once the Company elects to break escrow and receives the proceeds of the "new investment", employee will be paid the deferred compensation that is due and will begin to be paid on a timely, normal basis his monthly salary. However, in no event will more than three (3) months of the employee's salary be deferred and paid after the offering is completed.

         Section 4. Stock Option. That pursuant to a certain Consulting Agreement dated the 13th of May, 1991, and pursuant to the Nonqualified Stock Option Agreement by and between the Company and Employee attached hereto and incorporated herein the Employee shall be granted a stock option to purchase shares of the Company's common stock on the terms and conditions set forth in said Nonqualified Stock Option Agreement.

         Section 5. Expenses. The Corporation will reimburse Employee for reasonable expenses incurred by Employee in connection with the business of the Corporation according to policies promulgated from time to time by the Board of Directors upon presentation by Employee of appropriate substantiation for such expenses.

         Section 6. Employee Benefit Plans. During the term of his employment, Employee shall be entitled to participate in any employee benefit plan or plans established and maintained by the Corporation for its employees, in accordance with the eligibility requirements and other terms and provisions of such plan or plans. It being understood that the Corporation is under no obligation to Employee to establish or maintain any employee benefit plan in which Employee may participate, and that the terms and provisions of any employee benefits plan of the Corporation are matters solely within the exclusive province of the Board of Directors.

         Section 7. Vacation and Time Off. Employee shall be entitled to four
(4) weeks of vacation in each year of employment under the terms of this Agreement without reduction of salary. Unused vacation time may not be carried over to future years of employment hereunder. In addition, the Employee shall be entitled to such additional time off from work, without loss of compensation, for attendance at professional meetings, conventions and educational courses in accordance with the Corporation's general policy in this regard, as from time to time determined by its Board of Directors.

         Section 8. Insurance. Employee agrees that the Corporation, in the discretion of its Board of Directors, may apply for and procure on its own behalf, life insurance on the life of Employee, for the purpose of protecting the Corporation against loss caused by the death of the Employee. Employee agrees to submit to medical examination and to execute or deliver any documentation reasonably required by the corporation's insurer in order to effectuate such insurance.

         Additionally, the Corporation shall, during each year of employment, apply for and procure on behalf of Employee, life insurance in the amount of $200,000 on the life of Employee, for the purpose of protecting Employee's designated beneficiaries in the event of Employee's death.

         Section 9. Medical and Dental Coverage. During his employment, Employee and his family, if any, shall be entitled to any executive or other medical and dental coverage provided by the Corporation.

         Section 10. Leave of Absence. The Board of Directors may, from time to time, grant a leave of absence to Employee. The Employee shall have no right under this Agreement to any compensation during such period of leave of absence, unless the board of Directors fixes and determines an amount of compensation to be paid to Employee during a period of leave of absence. If Employee fails to return to active employment with Employer within fifteen (15) days after termination of a leave of absence, Employee shall be deemed to have breached this Agreement as of the end of said period of leave of absence.

         Section 11. Sick Leave and Disability.

         11.1 The Employee shall be entitled to ten (10) calendar days of sick leave in each year of employment hereunder without loss of compensation. Unused sick leave shall not be carried over to future years of employment under this Agreement.

         11.2 Notwithstanding any other provision of the Agreement, if Employee is "totally disabled" (as that term is defined in Section 15) for an aggregate of 120 calendar days in any one year of employment under the terms of this Agreement, then the Corporation shall not be obligated to pay to Employee the Compensation provided in this Agreement for any period of "total disability" during such year in excess of 120 days.

         Section 12. Termination. This Agreement, including the Corporation's obligation pursuant to Section 2 hereof to pay compensation to the Employee, shall be terminated upon the happening of any one of the following events:

         (a) At any time by mutual agreement in writing between the Corporation and the Employee;

         (b)      Upon the death of the Employee;

         (c) At the Corporation's option, if Employee shall be "totally disabled" for a continuous period of time in excess of nine
                  (9) months under the term of this Agreement. The Corporation's said option shall be exercised by giving at least thirty (30) days prior written notice thereof to Employee.

         (d) At the option of either party hereunder after thirty (30) days prior written notice given to the other party, in the event of a breach of any term or provision of this Agreement by the other party which has not been cured within said thirty (30) day period.

         (e) If the Corporation has "good cause" for termination of Employee including, but not limited to, the breach of the covenants of this Agreement or other acts which the Board of Directors of the Corporation reasonably constitute just and good cause for the termination of the Employee.

         Section 13. Payment Due Upon Termination. If your employment is terminated prior to the last day of February, 1993, for any reason other than your death or disability, your employment has been terminated for "good cause" or you have voluntarily resigned in circumstances not covered by Paragraph 14 below, then you shall be entitled to receive, at the date of termination, severance pay equal to six (6) months of pay at your then base salary rate.

         Section 14. Change in Control.

         (a)      If you voluntarily leave the employ of the Company within six
                  (6) months after any "change of control" not approved by the affirmative vote of the "Continuing Directors" within ten (10) days after they become aware of the events in question, you will be entitled to receive, on the date of such termination, severance pay equal to six (6) months of pay at your base salary calculated at the rate in effect during the last year of your term of employment. The normal employee benefits maintained by the Company for its full-time employees shall be available to you for six (6) months after such termination.

         (b)      For purposes of this Agreement:

                  1. A "change of control" will occur when (x) any person, company or institution becomes directly or indirectly, the beneficial owner of thirty percent (30%) or more of the common stock of the Company, (y) the "Continuing Directors" cease for any reason to constitute a majority of the Board of Directors of the Company, or (z) any change in control occurs within the meaning of the proxy rules of the Securities and Exchange Commission; provided, however, that if in the case of an event referred to in clause (x) or (z), two thirds of the Continuing Directors so determine, no change in control will be deemed to have occurred.

                  2. The "Continuing Directors" are those members of the Board of Directors of the of the Company on the date of this Agreement or elected as Directors prior to the event in question.

                  3. Your rights under this paragraph are in lieu of your rights under Paragraph 13 and any other rights you may have under this Agreement. Accordingly, if you elect under Paragraph 14, you may not receive compensation under 13 hereof.

                  4. The change of control definition will not apply if any person, institution or company becomes -- with your approval -- the beneficial owner of 30% or more of the common stock of the Company through the sale of any additional common stock or other additional securities of the Company.

         Section 15. Total Disability. For purposes of this Agreement, Employee shall be considered to be "totally disabled" when he is considered to be totally disabled by any insurance company used by the Corporation to provide disability benefits for the Employee, and Employee shall continue to be considered "totally disabled" until such insurance company ceases to recognize him as "totally disabled" for purposes of disability benefits. If no such disability insurance policies are in force for the benefit of Employee, or if for any reason an insurance company fails to make a determination of the question of whether Employee is "totally disabled", Employee shall be considered to be "totally disabled" if, because of mental or physical illness or other cause, he is unable to perform the majority of his usual duties on behalf of the Corporation. The existence of "total disability" of Employee, the date it commenced, and the date it ceases, shall be determined by the Board of Directors and the Employee. If, however, the parties cannot agree, then any such determination shall be made after examination of Employee by a medial doctor selected by the Board of Directors, and a medical doctor selected by the Employee. If the medical doctors cannot agree, a third medical doctor shall be selected by the two doctors and the conclusion of a majority of said doctors shall be final and binding on the parties.

         Section 16. Covenant Not to Compete. Employee hereby covenants and agrees that during his employment with the Corporation, and for a period of one
(1) year thereafter, he should not be engaged either directly or indirectly, in any manner or capacity, whether as an adviser, principal, agent, partner, officer, director, employee, member of an association, or otherwise, in any business or activity, or own beneficially, or of record, five percent (5%) or more of the outstanding stock of any class of equity securities in any corporation, in competition with the business or activity of the Corporation.

         16.1 It is understood that if Employee should breach aforesaid covenant of non-competition, the Corporation would suffer irreparable harm for which a recovery of money damages would be an inadequate remedy. It is therefore agreed that the Corporation shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining and enjoining Employee, pending litigation, as well as upon final determination thereof, from attempting to violate or violating the aforesaid covenant of non-competition; and it is further agreed that the Corporation's right to such injunction relief shall be cumulative with and in addition to any other rights, remedies or actions which the Corporation may have against Employee.

         Section 17. Confidentiality.

         17.1 Employee will in the course of his employment by the Corporation have access to confidential or proprietary data or information of the Corporation. Employee will not be at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Corporation similar to those contained in this Agreement) or use to the detriment of the Corporation or for the benefit of any other person of such data or information. The provisions of this Section 17.1 shall survive employee's employment hereunder whether by the normal expiration of that employment or otherwise. The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, secret processes, know-how, computer data and programs, pricing, marketing and advertising data. The Employee acknowledges and agrees that any confidential or propriety data or information that Employee has heretofore acquired was received in confidence and as a fiduciary with respect to the business of the Corporation.

         17.2 All written materials, records and documents made by Employee or coming into Employee's possession during the term of employment concerning any products, processes, information or services used, developed, investigated or considered by the Corporation, or otherwise concerning the business or affairs of the Corporation, shall be the sole property of the Corporation and upon termination of Employee's employment, or upon request by the Board of Directors during Employee's employment, Employee shall promptly deliver the same to the Corporation. In addition, upon termination of Employee's employment, or upon request of the Board of Directors during Employee's employment, Employee shall deliver to the Corporation all other property of the Corporation in Employee's possession or under Employee's control including, but not limited to, financial statements, marketing and sales data and other document and all Employer credit cards.

         Section 18. Notice. Any notice or other communication required or desired to be sent pursuant to this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally or when deposed in the mails, certified or registered, return receipt requested, and with the proper postage prepaid, addressed as follows:

         If to the Corporation:     Eco-Soil Systems
                                    4101 Industrial Avenue
                                    Lincoln, NE 68504

         If to the Employee:        Jeffrey A. Johnson
                                    2357 Caringa Way, #1
                                    Coronado, CA 92118

or such other address as either party hereto may designate for itself or written notice given to the other party from time to time in the manner herein and above provided.

         Section 19. Waiver. This Agreement shall not be modified or amended except by a further written documents signed by Employee and approved by the Board of Directors. No provisions hereof may be waived except by an Agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

         Section 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

         Section 21. Entire Agreement. This Agreement contains the entire understanding between the parties relating to the employment of Jeffrey A. Johnson by the Corporation, and shall not be modified or amended except in writing signed by both of the parties hereto.

         Section 22. Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Nebraska and all questions concerning the meaning and intention of the terms of this Agreement and concerning the validity hereof and questions relating to performance hereunder shall be adjudged and resolved in accordance with the laws of that state.

         Section 23. Binding Effect. This Agreement shall be binding upon and inure to the benefits of the parties hereto, and their respective heirs, successors, legal representatives and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 13th day of May, 1991.

                                    ECO-SOIL SYSTEMS, INC.

                                    By: /s/ Jeffrey A. Johnson

                                    EMPLOYEE:

                                    /s/ Jeffrey A. Johnson
                                    Jeffrey A. Johnson